Cash Reserve N-SAR Exhibits

Sub-Item 77C: Submission of matters to a vote of security holders.

The shareholders of Delaware Group Cash
Reserve (the "Trust") voted on the following proposals (as applicable) at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the Trust.


Voyageur Mutual Funds

Shares Voted For
Shares Voted Withheld Authority
Thomas L. Bennett
325,591,349
14,048,885
Jude T. Driscoll
325,432,757
14,207,477
John A. Fry
325,701,190
13,939,044
Anthony D. Knerr
325,584,746
14,055,488
Lucinda S. Landreth
325,256,589
14,383,645
Ann R. Leven
325,324,161
14,316,073
Thomas F. Madison
325,427,778
14,212,456
Janet L. Yeomans
325,499,102
14,141,132
J. Richard Zecher
325,496,283
14,143,951

2.  To approve the use of a "manager of
managers" structure whereby the investment manager of the funds of the Trust will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker Non-Votes
Delaware Group Cash Reserve
291,965,247
17,362,008
16,637,905
13,675,074